Exhibit 10-P-14

World Headquarters, Room 538
One American Road
Dearborn, MI 48126-2798
[Date]

Dear [Name],

In recognition of Company and individual performance in [Year], and in anticipation of your continued leadership and ongoing efforts in [Year], the Compensation Committee of the Board of Directors has approved the following incentive compensation for you:

[Year] Performance-Based Restricted Stock Units (PB-RSU) and Stock Options – Annual Grant
The total value of your [Year] stock-based award is delivered through 50% Performance-Based Restricted Stock Units (RSUs) and 50% stock options:

Total value:

Performance-Based RSU value:              [ ]
Number of Performance-Based RSUs:         [ ]

Stock option value:                     [ ]
Number of stock options:                 [ ]

The number of performance-based RSUs and stock options is based on the FMV of [ ] and Black-Scholes value of [ ] on [Date of Grant] truncated to the nearest whole share.

The performance-based RSU grant is a maximum opportunity having a [one/two/three-] year performance period, after which the Compensation Committee will determine the final RSU award based on performance-to-objective on the following metrics:

•	[Describe applicable metrics]

The final RSU award will be restricted for [one/two/three-] years. As soon as practicable after the restriction lapses, you will be issued shares of Ford Motor Company Common Stock, less shares withheld to cover any tax liability on the value of the grant.

All stock-based awards are subject to the terms of the [1998/2008] Long-Term Incentive Plan. Additional information regarding all of your stock-based awards is available on HR ONLINE. If you have further questions regarding your awards, please contact [Name] at [Phone Number].

Thank you for all your efforts and continued leadership.